CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in Post-Effective Amendment No. 23 to the Registration Statement of Calvert Social Investment Fund, Inc. on Form N-1A (File Numbers 2-75106 and 811-3334) of our reports dated November 8, 1996 on our audits of the financial statements and financial highlights of Money Market, Managed Growth, Bond and Equity Portfolios, which report is included in the Annual Report to Shareholders for the year ended September 30, 1996 which is incorporated by reference in the Registration Statement. We also consent to the reference under the caption "Independent Accountants and Custodians" in the Statements of Additional Information.






COOPERS & LYBRAND L.L.P.




Baltimore, Maryland
January 10, 1997